EXHIBIT 5.1

Baker & Daniels llp

600 E. 96th Street
Suite 600
Indianapolis, Indiana  46240

December 5, 2008

The Steak n Shake Company
36 South Pennsylvania Street
Indianapolis, Indiana  46204

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Steak n Shake Company, an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of up to 900,000 shares (the “Shares”) of the Company’s Common Stock, $0.50 stated value, pursuant to The Steak n Shake Company 2008 Equity Incentive Plan (the "2008 Plan").

We have examined the Registration Statement, the Restated Articles of Incorporation and Restated By-Laws of the Company, minutes of the proceedings of the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary.  We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”).  In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete.  As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the 2008 Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement.  This opinion may not be relied on by any other person or in any other connection without our prior written approval.  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER & DANIELS llp